COMPANY CONTACT: Doug Atkinson Senior Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

Swift Energy Closes Lake Washington Transaction

Houston, TX – December 1, 2016 – Swift Energy Company (OTCQX: SWTF) (the “Company”) announced today that it closed its previously announced divestment of the Lake Washington field in South East Louisiana.

The net proceeds received by Swift Energy ($40.0 million, less customary closing adjustments) will be used to reduce the amount of borrowings under the Company’s credit facility which was approximately $245 million prior to receipt of these funds.

About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on the Eagle Ford trend of South Texas.

Forward-Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s business are set forth in the filings of Swift Energy Company with the Securities and Exchange Commission.